EXHIBIT 10.8
411 FIRST AVENUE SOUTH
Seattle, Washington 98104

LEASE AGREEMENT
BETWEEN
MERRILL PLACE LLC,
Landlord
and
BLUE NILE, INC.,
Tenant

LEASE AGREEMENT

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LEASE AGREEMENT
     THIS LEASE made effective this 6th day of January, 2011, (“Effective Date”) between MERRILL PLACE LLC, a Washington limited liability company (“Landlord”), and BLUE NILE, INC., a Delaware corporation (“Tenant”). As parties hereto, Landlord and Tenant agree:
     1. LEASE DATA AND EXHIBITS. The following terms as used herein shall have the meanings provided in this Section 1, unless otherwise specifically modified by provisions of this Lease.
          a. Buildings. The improvements situated on a portion of the real property (the “Property”) more particularly described on Exhibit A attached hereto and incorporated herein by reference, with a postal address of 411 First Avenue South, Seattle, Washington 98104. The improvements on the Property are shown on the site plan attached hereto as Exhibit A-1 and incorporated herein by this reference, and are referred to herein as the Sellar-Hambach
          Building, the Schwabacher Building and the Theatre Building (collectively, the “Buildings”).
          b. Premises and Use Rights. The “Premises” consist of (i) all of Floor 7, containing approximately 17,780 rentable square feet of space, and (ii) a portion of Floor 3 containing approximately 9,902 rentable square feet of space in the Sellar-Hambach Building (the “Building”), for a total of 27,682 rentable square feet, as outlined on the floor plan(s) attached hereto as Exhibit B and incorporated herein by reference. In addition, Tenant shall have the exclusive use of Tenant’s server room (the “Data Center”) on Floor 1, containing approximately 1,629 rentable square feet of space, as depicted on Exhibit B. Finally, Tenant shall have the non-exclusive right to use Building Common Areas including, without limitation, a bike rack area within the Property, the telecommunications closet in the basement of the Building, and portions of the roof, all on the terms and conditions provided herein. The bike rack area, telecommunications closet and rooftop area are referred to collectively herein as the “Specific Common Areas”. Tenant’s use of the Specific Common Areas does not limit Tenant’s use of other Building Common Areas.
          c. Tenant’s Percentage of the Buildings. The actual rentable square footage of the Premises shall be calculated using BOMA Standards once the space plan of the Premises has been completed. “Tenant’s Percentage of the Buildings” will be calculated as the rentable square footage of the Premises, divided by the rentable square footage of the Buildings. In the event the rentable square footage of the Premises or the rentable square footage of the Buildings, as calculated using BOMA standards, is altered during the term of the Lease, Landlord shall adjust “Tenant’s Percentage of the Buildings” to properly reflect such changes.
          d. Commencement Date. This Lease shall commence on May 1, 2011 (the “Commencement Date”), unless otherwise agreed to in writing by Landlord and Tenant.
          e. Expiration Date. Ten (10) years and Four (4) months commencing on the Commencement Date and expiring on August 31, 2021.

          f. Rent. “Rent” consists of fixed rental payments for the Premises and the Data Center. “Additional Rent” shall include any other payments required of Tenant under this Lease.
          The annual fixed rental rate for the Premises is described in the schedule below and is payable in equal monthly installments on or before the first day of each month.

Period	Rent Per Rentable Square Feet
05/01/2011 — 07/31/2011	Free Rent
08/01/2011 — 04/30/2012	$23.50/rsf/year
05/01/2012 — 04/30/2013	$24.25/rsf/year
05/01/2013 — 04/30/2014	$25.00/rsf/year
05/01/2014 — 04/30/2015	$25.75/rsf/year
05/01/2015 — 04/30/2016	$26.50/rsf/year
05/01/2016 — 04/30/2017	$27.25/rsf/year
05/01/2017 — 04/30/2018	$28.00/rsf/year
05/01/2018 — 04/30/2019	$28.75/rsf/year
05/01/2019 — 04/30/2020	$29.50/rsf/year
05/01/2020 — 08/31/2021	$30.25/rsf/year
     The annual fixed rental rate for the Data Center is described in the schedule below and is payable in equal monthly installments on or before the first day of each month

Period	Rent Per Rentable Square Feet
05/01/2011 — 07/31/2011	Free Rent
08/01/2011 — 04/30/2012	$12.00/rsf/year
05/01/2012 — 04/30/2013	$12.25/rsf/year
05/01/2013 — 04/30/2014	$12.50/rsf/year
05/01/2014 — 04/30/2015	$12.75/rsf/year
05/01/2015 — 04/30/2016	$13.00/rsf/year
05/01/2016 — 04/30/2017	$13.25/rsf/year
05/01/2017 — 04/30/2018	$13.50/rsf/year
05/01/2018 — 04/30/2019	$13.75/rsf/year
05/01/2019 — 04/30/2020	$14.00/rsf/year
05/01/2020 — 08/31/2021	$14.25/rsf/year
          Additional Rent shall be adjusted from time to time as provided in Section 8 hereof.
          g. Security Deposit. None.
          h. Parking. Tenant shall have the right, but not the obligation, to lease one (1) parking stall per 1,000 rentable square feet leased in the parking garage on the Property on an unassigned basis at the prevailing monthly rates as established by Landlord from time to time. To the extent additional non-reserved parking stalls are available in the parking garage, Tenant shall have the option to secure such stalls for its employees’ use on a month-to-month basis and at the prevailing monthly rates. The prevailing monthly rate charged to Tenant or Tenant’s employees shall not be more than the rate charged to any other tenant in the Buildings excluding short term rates offered as tenant inducements. Access to the parking garage for Tenant’s monthly parkers, shall be available twenty four hours a day, every day. The leasing of parking stalls by Tenant shall be subject to such reasonable rules and regulations as Landlord or its parking operator may adopt from time to time. Tenant shall pay $180.00 plus tax for parking for the first four months of the Lease Term.
          In addition, Landlord shall make parking in the Merrill Place Parking Garage available to clients and visitors of Tenant during normal business hours, including Saturdays (starting at 9:30 a.m. unless changed by mutual agreement of the parties) and such holidays as are mutually agreed to in writing by Landlord and Tenant. In this regard, Tenant shall purchase script to validate visitors in the parking garage, which is run via valet service. Such parking shall be made available to Tenant’s clients for the same charge as is made to the general public.
          In addition, Landlord shall provide Tenant with racks for approximately fifty (50) bicycles in a non-exclusive enclosed, covered and secured area, with key-card access for Tenant’s employees, during the term of this Lease within the Building. Tenant’s use of the bike rack area shall be at no additional cost or expense.
          i. Notice Addresses.

Landlord:	95 South Jackson, Suite 100
Seattle, WA 98104

Tenant:	411 First Avenue South, Suite 700
Seattle, WA 98104
          j. Exhibits. The following exhibits or riders are made a part of this Lease:

Exhibit A:	Legal Description of the Property
Exhibit A-1:	Site Plan of Property
Exhibit B:	Floor Plan of Premises
Exhibit C:	Expansion Space Plan
Exhibit D:	Memorandum of Lease
Exhibit E:	Rules and Regulations
     2. PREMISES AND DEMISE. Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, upon the terms and conditions herein set forth, the Premises described in Section 1.b hereof, as shown on Exhibit B, together with the exclusive right to use the Data Center, the non-exclusive right to use the Specific Common Areas, and appurtenances, including without limitation the right to use, in common with others, the lobbies, elevators and other common areas in and about the Buildings located on the Property.
     3. COMMENCEMENT AND EXPIRATION DATES.
          a. Commencement Date. The Commencement Date shall be the date specified in Section 1.d hereof.
          b. Early Access. Tenant shall be permitted access to the Premises, Data Center, telecommunications closet, rooftop area and other necessary Common Areas immediately upon full execution of this Lease in connection with the planning, build-out and construction of the Tenant Improvements (as hereinafter defined), installation of equipment, furnishings and telephone/data cabling, provided, however, that such early access or occupancy by Tenant shall be subject to the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent during or with respect to such early access or occupancy period; and provided further that Tenant’s access to the Floor 3 portion of the Premises shall be limited until the current tenant vacates such space, which shall not be later than March 1, 2011 and Tenant’s access to the bike rack area shall not be required until the Commencement Date.
          c. Confirmation of Commencement Date. At the request of either party, the parties will execute a Memorandum of Lease in the form attached hereto as Exhibit D and incorporated herein by this reference.
          d. Expiration Date. The Lease shall expire on the date specified in Section l.e.
     4. RENT. Tenant shall pay Landlord without notice the Rent stated in Section l.f hereof and Additional Rent as provided in Section 8 and any other additional payments due under this Lease without deduction or offset, except as expressly provided herein, in lawful money of the United States in advance on or before the first day of each month at Landlord’s Notice Address set forth in Section 1.i hereof, or to such other party at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent for any partial month at the beginning or end of the Lease term shall be adjusted for the proportionate fraction of the month.
     5. SECURITY DEPOSIT. Landlord has waived its right to require Tenant to provide security for the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant by way of a Security Deposit.
     6. USES. The Premises are to be used for any use permitted by applicable zoning, including (without limitation) an office and administrative functions (the “Permitted Uses”), and for no other business or purpose without the prior written consent of Landlord, which consent may be withheld if Landlord, in its reasonable discretion, determines that any proposed use is inconsistent with or detrimental to the maintenance and operation of the Buildings as a first-class office building in Seattle, Washington or is inconsistent with any restriction on use of the Premises, the Buildings or the Property contained in any lease, mortgage or other agreement or instrument by which the Landlord is bound or to which any of such property is subject. Landlord represents and warrants that the Premises are not subject to any agreements or restrictions that would adversely affect Tenant’s ability to use the Premises for the Permitted Uses. Tenant shall not commit any act that will increase the then existing rate of insurance on the Buildings without Landlord’s consent. If Landlord provides documentation showing that Tenant’s acts have caused an increase in insurance, Tenant shall promptly pay the amount of any increase in insurance rates caused by such act or acts. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act which disturbs the quiet enjoyment of any other tenant in the Buildings or which is unlawful. Tenant shall not, without the written consent of Landlord, use any apparatus, machinery or device in or about the Premises which will cause any substantial noise, vibration or fumes. If any of Tenant’s office machines or equipment should disturb the quiet enjoyment of any other tenant in the Buildings, then Tenant shall provide adequate insulation or take other action as may be necessary to eliminate the disturbance. Tenant shall comply with all laws relating to its use or occupancy of the Premises and shall observe such reasonable written rules and regulations (not inconsistent with the terms of this Lease) as may be adopted and made applicable to Tenant and other tenants of the Buildings by Landlord from time to time for the safety, care and cleanliness of the Premises or the Buildings, and for the preservation of good order therein, but Tenant shall not be required to make improvements or alterations to the Premises or the Buildings.

     7. SERVICES AND UTILITIES.
          a. Standard Services. Landlord shall cause to be maintained the Premises and the public and common areas of the Buildings, such as lobbies, elevators, stairs, corridors and restrooms, in reasonably good order and condition consistent with the operation and maintenance of the Buildings as a first-class office buildings in Seattle, Washington. Landlord shall furnish the Premises with electricity for normal office use, including lighting and operation of personal computers, low power usage office machines, heating, cooling and ventilation services, hot and cold running water, and elevator service at all times and during all hours (24/7) during the term of the Lease, subject to the provisions below regarding payment for usage outside of Normal Business Hours, and for separately metered utilities. Landlord shall also provide lamp replacement service for building standard light fixtures, toilet room supplies, window washing at reasonable intervals, locker room cleaning, and customary building janitorial service five (5) days each week. No janitorial service shall be provided Saturdays, Sundays or legal holidays. The Rent stated in Section l.f hereof does not include the costs of any janitorial or other services provided or caused to be provided by Landlord to Tenant which are in addition to the services described herein or ordinarily provided Building tenants, and such costs for additional services, if any, shall be paid by Tenant as Additional Rent on the first day of the month following the month in which such additional services are provided and invoiced. Tenant shall pay all separately metered utilities.
     From 7:00 a.m. to 6:00 p.m. on Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, excluding Sundays and legal holidays (“Normal Business Hours”), Landlord shall furnish to the Premises heat and air conditioning. If requested by Tenant with reasonable advance notice, Landlord shall furnish heat and air conditioning at times other than Normal Business Hours and the actual cost of such services shall be paid by Tenant as Additional Rent. During other than Normal Business Hours, Landlord may restrict access to the Buildings in accordance with the Buildings’ security system, provided that Tenant shall have at all times during the term of this Lease (24 hours of all days) reasonable access to the Premises, Data Center, Specific Common Areas and necessary Common Area access ways.
     Notwithstanding the foregoing, Landlord shall also provide HVAC, lighting and utilities to Tenant’s Data Center, to the call center on the third floor, and to the IDF rooms on the third and seventh floors, twenty four hours a day, every day; provided Tenant shall pay for such HVAC, lighting and utilities after Normal Business Hours, as provided herein, and for metered utilities. Landlord shall provide lighting to the bike rack area. The Data Center will be secured with key card access as part of the Tenant Improvements and bike rack area will be secure with key card access, or regular keys, depending on its location.
     Any utility and service costs that are invoiced directly to Tenant (i.e. after hours HVAC, lighting and utilities shall be billed to Tenant at Landlord’s actual cost, without mark-up or overhead.)
          b. Interruption of Services. Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption, or failure of such service due to any cause whatsoever, unless such loss, injury or damage is caused by Landlord’s negligence or unlawful intentional act. No temporary interruption or failure of such services incident to the making of repair, alterations or improvements for a reasonable duration, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder. Notwithstanding the foregoing, in the event of an interruption of services for forty-eight (48) consecutive hours, Rent and Additional Rent shall be abated for the period commencing on the forty-ninth (49th) consecutive hour of interruption until service is restored. Furthermore, and notwithstanding anything to the contrary herein (i) in the event of a material interruption of services, the cure for which is within Landlord’s control, for five (5) consecutive days, Tenant shall have the option to terminate this Lease upon written notice to Landlord and (ii) in the event of a material interruption of services, the cure for which is not within Landlord’s control, for thirty (30) or more consecutive days Tenant shall have the option to terminate this Lease upon written notice to Landlord; provided that if Landlord commences the cure within such five-day (5) period, or the third party commences the cure within such thirty-day (30) period, and, in either event, the Landlord: (1) uses its best efforts to cure to completion, and (2) the cure does not take more than 60 days, Tenant shall have not have a right to terminate this Lease.
          c. Additional Services. The Building Standard mechanical system is designed to accommodate heating loads generated by lights and equipment using up to 3.0 watts per square foot, exclusive of Tenant’s Data Center, IDF rooms on the third and seventh floors and the seasonal service and customer service areas. Before installing lights and equipment in the Premises which in the aggregate exceed such amount, Tenant shall obtain the written permission of Landlord. Landlord may refuse to grant such permission unless Tenant shall agree to pay the costs of Landlord for installation of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall in advance, on the first day of each month during the Lease term, pay Landlord the reasonable amount estimated by Landlord as the cost of furnishing electricity for the operation of such equipment or lights. Tenant shall maintain, at its sole cost and expense, the mechanical and HVAC Systems for the Data Center and IDF rooms and customer service areas, through a contractor contract with providers of Tenant’s choice, approved by Landlord, which approval shall not be unreasonably withheld. The Rent stated in Section 1.f hereof does not include any amount to cover the cost of furnishing electricity or such additional air conditioning for such purposes and such costs shall be paid by Tenant as Additional Rent. If Landlord has reason to believe that Tenant’s use exceeds 3.0 watts per square foot, Landlord shall be entitled to install and operate at Tenant’s cost a monitoring/metering system in the Premises to measure the added demands on electrical, heating, ventilation and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Landlord and Tenant shall mutually agree upon the cost of a monitoring/metering system in the Premises prior to installation. Tenant shall comply with Landlord’s instructions for the use of thermostats in the Buildings.
          In addition, Landlord, at Landlord’s sole cost and expense, shall provide a new unused generator with a 24-hour fuel tank to meet Tenant’s needs (which shall not exceed 500 kW) for Tenant’s use to the exclusion of all other tenants during the Lease term. In addition, Landlord shall provide all wiring to, and electrical panels on, the applicable floors required to connect the generator to the first floor Data Center and equipment therein; the IDF rooms on the third and seventh floors and HVAC thereto; the third floor call center lighting, workstation, bathrooms, and convenience power; rooftop infrastructure required to support HVAC; egress lighting for the seventh and third floor IDF rooms, Data Center, and the third floor call center; and for the basement telecommunications POP. Tenant may designate additional needs for the generator prior to its installation, and, if Landlord installs a generator of a size greater than required to handle all of Tenant’s designated needs, including those listed above, Landlord may also connect Landlord’s equipment to such generator. In the event Tenant designates additional needs for the generator, Landlord shall provide the necessary wiring and panels to the applicable floors for such needs and Tenant shall pay any costs of such installation and equipment over and above the cost for installation and equipment for the specific Tenant needs set out above. The generator shall in all instances be and remain the property of Landlord. Tenant shall not be required to pay any Lease expense for the space occupied by the generator through the term of this Lease. Tenant shall be responsible, at its cost and expense, for the routine maintenance and repair of the generator, after the warranty period, if any, and the fueling contract for the generator; provided, that if Landlord connects to the generator, as provided above, such costs will be paid pro rata by Landlord and Tenant based on their respective load factors in the use of the generator. Notwithstanding the foregoing, if the repairs or maintenance of the generator are directly or indirectly caused by the Landlord or its employees, agents or tenants or if the repairs or maintenance are covered by insurance or a warranty, Tenant will not be required to pay for such maintenance or repairs.
          d. Security Services. Landlord will provide security guards to patrol the Buildings and parking garage 24 hours per day, 7 days a week. In addition, such security guards will be available to escort personnel to and from the Buildings upon request at any time of day or night. Entrance to the Buildings after hours will be controlled by a computerized cardkey entry/exit system which electronically records who enters and exits the Buildings, and also the date and time of entry. Landlord will provide CATV cameras to monitor the access points of the Buildings. If requested by Tenant, Tenant may also install its own security system for entry to the Premises, which, if not compatible with the system for the Building, will not require Landlord to change such Building security system.
     8. COSTS OF OPERATIONS AND REAL ESTATE TAXES.
          a. Definitions. In addition to the Rent provided in Section 1.f of this Lease, commencing on January 1, 2012, Tenant shall pay to Landlord its proportionate share of any increases in Operating Costs under this Section 8 as “Additional Rent”; provided, however, that Operating Costs (as hereinafter defined), which are controllable by Landlord, shall not be increased by more than five percent (5%) on a non-cumulative basis in any one year. All Operating Costs are deemed controllable by Landlord except Real Property Taxes (as hereinafter defined), insurance premiums, utility charges, including garbage and recycling, government levied fees or assessments, and major capital items, which may be amortized and included as operating expenses under standard industry practice. Definitions:
               i. “Operating Costs” shall include Real Property Taxes, Services and Utility Costs.
                    (1) “Real Property Taxes” shall mean taxes on real property and personal property; charges and assessments (or any installments thereof due during the Lease Year) levied with respect to the Property, the Buildings, any improvements, fixtures and equipment, and all other property of Landlord, real or personal, used directly in the operation of the Buildings and located in or on the Buildings; and any taxes levied or assessed (or any installment thereof due during the Lease Year) in addition to or in lieu of, in whole or in part, such real property or personal property taxes, or any other tax upon leasing of the Buildings or rents collected in lieu of such taxes on real property, but not including any federal or state income, estate, inheritance or franchise tax.

                    (2) “Service and Utility Costs” shall mean all other expenses paid or incurred by Landlord for obtaining services and products for maintaining, operating and repairing the Buildings and the personal property used in conjunction therewith, including, without limitation, the costs of refuse collection, water, sewer and other utilities services, electricity, gas and other similar energy sources, supplies, janitorial and cleaning services, window washing, landscape maintenance, services of independent contractors, compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance and repair of the Buildings, its equipment and the Property upon which it is situated, insurance premiums, licenses, permits, and inspection fees, customary management fees, legal and accounting expenses and any other reasonable expenses or charges whether or not hereinabove described, which in accordance with generally accepted accounting and management practices would be considered an expense of maintaining, operating or repairing the Buildings, excluding or deducting, as appropriate:
                         (A) Costs of any special services, improvements or benefits rendered to individual tenants (including Tenant);
                         (B) Depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except other Operating Costs shall include amortization of capital improvements made subsequent to the initial development of the Buildings which are designed with a reasonable probability of improving the operating efficiency of the Premises or the Buildings, provided that such amortization expense shall not exceed reasonably expected savings in operating costs resulting from such capital improvements).
                         (C) Expenses incurred in leasing to or procuring new tenants including, without limitation, commissions and TI costs;
                         (D) Interest or amortization payments on any mortgage on the Premises or the Buildings;
                         (E) Expenses for repairs or other work occasioned by fire, windstorm or other insured casualty;
                         (F) Legal expenses incurred in enforcing the terms of any lease;
                         (G) Any other expenses that, in accordance with customary standard commercial leasing practices in the Seattle, Washington area, are included as expenses of operation and maintenance; and
                         (H) The cost of any capital addition, repair or replacement to the Buildings or Property except for matters undertaken to reduce Operating Costs or as otherwise required by GAAP, the costs of which, in all such cases, shall be amortized over the useful life of the improvement in accordance with GAAP. A capital expenditure that is undertaken to reduce Operating Costs must be shown to reduce Operating Costs by an amount greater than the amortized annual cost or Landlord shall not undertake such work.

               ii. “Lease Year” shall mean the twelve (12) month period commencing January 1 and ending December 31.
               iii. Actual Operating Costs.
                    (1) “Actual Service and Utility Costs” shall mean the actual expenses paid or incurred by Landlord for Service and Utility Costs during any Lease Year of the term hereof.
                    (2) “Actual Real Property Taxes” shall mean the amount of Real Property Tax paid or incurred by Landlord during any Lease Year of the term hereof.
               iv. Actual Operating Costs Allocable to the Premises.
                    (1) “Actual Service and Utility Costs Allocable to the Premises” shall mean the Tenant’s share of the Actual Service and Utility Costs determined by multiplying Tenant’s Percentage of the Building described in Section 1.c by the Actual Service and Utility Costs.
                    (2) “Actual Real Property Taxes Allocable to the Premises” shall mean the Tenant’s share of the Actual Real Property Taxes determined by multiplying Tenant’s Percentage of the Building described in Section 1.c by the Actual Real Property Taxes.
               v. Estimated Operating Costs Allocable to the Premises.
                    (1) “Estimated Service and Utility Costs Allocable to the Premises” shall mean Landlord’s estimate of Actual Service and Utility Costs Allocable to the Premises for the following Lease Year to be given by Landlord to Tenant pursuant to Section 8.c.i below.
                    (2) “Estimated Real Property Taxes Allocable to the Premises” shall mean Landlord’s estimate of Real Property Taxes Allocable to the Premises for the following Lease Year to be given by Landlord to Tenant pursuant to Section 8.c.ii below.
               vi. “Base Service Year” shall mean the calendar year 2011.
          b. Base Amounts.
               i. Real Property Taxes Base Amount. For purposes of this Section 8, the Real Property Taxes Base Amount for the initial lease term shall be the Actual Real Property Taxes Allocable to the Premises for the Base Service Year.
               ii. Service and Utility Costs Base Amount. For purposes of this Section 8, the Service and Utility Costs Base Amount for the initial lease term shall be an annualized amount equal to the Actual Service and Utility Costs Allocable to the Premises for the Base Service Year.
          c. Additional Rent for Service and Utility Costs.

               i. Additional Rent for Estimated Increases in Service and Utility Costs. At the beginning of each Lease Year after the Base Service Year, during the term hereof, Landlord shall furnish Tenant a written statement of the Estimated Service and Utility Costs Allocable to the Premises, for such Lease Year, and a calculation of the Additional Rent as follows: One-twelfth (1/12) of the amount, if any, by which such amount exceeds the Service and Utility Costs Base Amount shall be Additional Rent payable by Tenant as provided in Section 4 for each month during such Lease Year. If at any time or times during such Lease Year, it appears to Landlord that the Actual Service and Utility Costs Allocable to the Premises will vary from the Estimated Service and Utility Costs Allocable to the Premises by more than five percent (5%) on an annual basis, Landlord may, by written notice to Tenant, revise its estimate for such Lease Year and Additional Rent payments by Tenant for the remainder of such Lease Year shall be based on such revised estimate.
               ii. Actual Service and Utility Costs. Within ninety (90) days after the close of each Lease Year during the term hereof for which an estimated statement was delivered to Tenant pursuant to subsection c.i, or as soon thereafter as practicable, Landlord shall deliver to Tenant a written statement setting forth the Actual Service and Utility Costs Allocable to the Premises during the preceding Lease Year or such prorated portion thereof if this Lease commences or terminates on a day other than the first or last day of a Lease Year (based on a 365 day Lease Year). Such statement shall provide as much detail as Tenant may reasonably request. If such costs for any Lease Year exceed Estimated Service and Utility Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subsection c.i, Tenant shall pay the amount of such excess to Landlord as Additional Rent within thirty (30) days after receipt of such statement by Tenant. If such statement shows such costs to be less than the amount paid by Tenant to Landlord pursuant to subsection c.i, then the amount of such overpayment by Tenant shall be credited by Landlord to the next Rent payable by Tenant or, if the Lease has terminated or expired, will be paid to Tenant within thirty (30) days. In addition, at any time within three (3) months of its receipt of Landlord’s written statement of the Actual Service and Utility Costs Allocable to the Premises, Tenant shall have the right, at its cost and expense, to independently audit such statement as well as the statements rendered by Landlord for increases in Real Property Taxes. If the results of such audit show that the charges exceed actual expenses by more than five (5) percent, Landlord shall reimburse Tenant for the overpayment and the costs of such audit. If the results of the audit show that Tenant was under-billed by more than five percent (5%) Tenant shall pay the underpayment to Landlord within thirty (30) days of invoice.

          d. Additional Rent for Real Property Taxes.
               i. Additional Rent for Estimated Increases in Real Property Taxes. At the beginning of each Lease Year during the term hereof, Landlord shall furnish Tenant a written statement of the Estimated Real Property Taxes Allocable to the Premises, for such Lease Year, and a calculation of the Additional Rent as follows: one-twelfth (1/12) of the amount, if any, by which such amount exceeds the Real Property Taxes Base Amount shall be Additional Rent payable by Tenant as provided in Section 4 for each month during such Lease Year. If at any time or times during such Lease Year it appears to Landlord that the Actual Real Property Taxes Allocable to the Premises will vary from the Estimated Real Property Taxes Allocable to the Premises by more than five percent (5%) on an annual basis, Landlord shall, by written notice to Tenant, revise its estimate for such Lease Year and Additional Rent payments by Tenant for the remainder of such Lease Year shall be based on such revised estimate.
               ii. Actual Real Property Taxes. Within ninety (90) days after the close of each Lease Year during the term hereof for which an estimated statement was delivered to Tenant pursuant to subsection d.i, or as soon thereafter as practicable, Landlord shall deliver to Tenant a written statement setting forth the Actual Real Property Taxes Allocable to the Premises during the preceding Lease Year or such prorated portion thereof if this Lease commences or terminates on a day other than the first or last day of a Lease Year (based on a 365 day Lease Year). If such taxes for any Lease Year exceed Estimated Real Property Taxes Allocable to the Premises paid by Tenant to Landlord pursuant to subsection d.i, Tenant shall pay the amount of such excess to Landlord as Additional Rent within thirty (30) days after receipt of such statement by Tenant. If such statement shows such cost to be less than the amount paid by Tenant to Landlord pursuant to subsection d.i, then the amount of such overpayment by Tenant shall be credited by Landlord to the next Rent payable by Tenant or, if the Lease has terminated, will be paid to Tenant within thirty (30) days.
          e. Calculations. The calculation of Actual Costs and Taxes and Estimated Costs and Taxes Allocable to the Premises shall be made by Landlord. Landlord or its agent shall keep records in reasonable detail showing and supporting all expenditures made for the items enumerated above, which records and receipts shall be available for inspection by Tenant at any reasonable time.
          f. Further Adjustment. In the event the Buildings for any Lease Year, including the Base Service Year, are not fully occupied, then the Estimated Costs and Actual Costs for such year shall be proportionately adjusted by Landlord to reflect those costs which would have occurred had the Buildings been fully occupied during such year.
          g. Base Rent. Notwithstanding anything to the contrary in this Section 8, the Rent payable by Tenant shall in no event be less than the Rent specified in Section l.f of this Lease.
     9. PERSONAL PROPERTY TAXES. Tenant shall pay, prior to delinquency, all Personal Property Taxes payable with respect to all personal property of Tenant located on the Premises or the Buildings and promptly, upon request of Landlord, shall provide written proof of such payment. As used herein, “personal property of Tenant” shall include all improvements which are paid for by Tenant. “Personal Property Taxes” shall include all property taxes assessed against the property of Tenant, whether assessed as real or personal property.

     10. TENANT IMPROVEMENTS. Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the same, in an “AS IS” and “WHERE IS” condition, except as provided otherwise in this Section 10.
     The parties have generally agreed in the space plan for the Premises. Tenant shall deliver to Landlord Tenant’s proposed biddable construction drawings for the Premises (the “Construction Drawings”). Without limitation, the Construction Drawings shall show the location of (1) any abnormally heavy equipment, (ii) all major mechanical and electrical systems and (iii) all major built-in equipment. Landlord shall have ten (10) days from its receipt of the Construction Drawings in which to review and approve the same by giving written notice to Tenant (“Landlord’s Construction Drawings Notice”). In the event that Landlord disapproves the Construction Drawings or conditionally approves the Construction Drawings with certain changes, Landlord shall state the reasons for such disapproval or changes in the Landlord’s Construction Drawing Notice. Tenant shall have ten (10) days from receipt of such Landlord’s Construction Drawings Notice in which to correct the matters of disapproval or reject such requested changes in a written notice to Landlord. In the event that Landlord and Tenant cannot agree on the final Construction Drawings by the thirtieth (30th) day after Landlord’s initial receipt of the proposed Construction Drawings, then either party may terminate this Lease on ten (10) day’s prior written notice to the other party.
     After the Construction Drawings have been approved by Landlord and Tenant, Tenant shall retain a license and bonded contractor, approved by Landlord, pursuant to a contract approval by Landlord, to commence and complete, with reasonable diligence, the construction of the approved tenant improvements to the Premises as shown in the Construction Drawings (the “Tenant Improvements”). Tenant agrees, and agrees to include in the construction contract, that Tenant and its contractor will meet on a regular and as needed basis, not less than once per week, with Landlord’s construction manager to review the status and progress of the construction, to coordinate with other work to be performed by Landlord and to review any material changes to the Construction Drawings or the construction contract, all of which changes must be approved, in writing, by Landlord’s construction manager. Approval of any matters herein by Landlord or Landlord’s construction manager shall not be unreasonably withheld, delayed or conditioned. Further, Foushee, Chinn, and Gateway are each pre-approved contractors for Tenant Improvement Work.
     So long as (i) Landlord has delivered possession of the entire Premises by March 1, 2011, (ii) the parties have approved the final Construction Drawings by January 31, 2011 and (iii) the acts or omissions of Landlord or its construction manager do not cause a material delay in the completion of the Tenant Improvements, then the Commencement Date shall occur on May 1, 2011 and Tenant shall begin paying Rent on August 1, 2011 regardless of whether Tenant has completed the Tenant Improvements prior to the Commencement Date. If, however, Landlord does not (i) deliver possession of the entire Premises by March 1, 2011, (ii) the parties have not agreed to the final Construction Drawings by January 31, 2011 or (iii) if acts or omissions of Landlord or its construction manager cause a material delay in the completion of the Tenant Improvements, then Tenant’s free rent period shall be increased on a day for day basis for each day of delay in completion of the Tenant Improvements that results from the foregoing.
     Landlord shall be responsible for insuring that any HVAC system or electrical system servicing the Premises, which is not part of the Tenant Improvements, is in good working condition and that the ceiling grid meets current code and is in good condition. In addition,

Landlord, at its sole cost and expense, shall replace all variable air volume (“VAV”) boxes within the Premises.
     Landlord will make payments to Tenant’s contractor from the Tenant Improvement allowance as billed by the contractor and approved by the architect pursuant to the terms of the construction contract. Landlord agrees to pay $70.00 per rentable square feet of the Premises (e.g., 28,786 rsf) (the “Tenant Improvement Allowance”) towards the cost of the Tenant Improvements and the remaining cost, if any, shall be paid by Tenant. The Tenant Improvement Allowance may be used for construction costs, architectural and design fees, permits, Washington State sales tax, Tenant’s construction management fees and telephone/data cabling. Any unused portion of the Tenant Improvement Allowance shall be credited back to Tenant in the form of rent abatement or to offset any costs associated with architectural and design services, furniture acquisition, telephone/data cabling, Tenant’s physical relocation, or construction management fees. Landlord will not charge a construction management fee as part of the Tenant Improvement Allowance.
     11. ALTERATIONS. Other than the Tenant Improvements, Tenant shall not make any structural alterations or improvements in or additions (“Alterations”) to the Premises or make any changes to locks on doors or add to, disturb or in any way change any of the wiring or plumbing in the Premises or the Buildings, without first obtaining the written consent of Landlord, and, when appropriate, in accordance with plans and specifications approved by Landlord, which consent shall not be unreasonably withheld. All such Alterations shall be at the sole cost and expense of Tenant and shall be performed by contractors or mechanics approved by Landlord, which consent shall not be unreasonably withheld. All work with respect to any such Alterations shall be done in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Buildings and must be of a type, and the floors and ceilings must be finished in a manner, customary for general office use and other uses common to similar office buildings in the vicinity. Such Alterations shall be diligently prosecuted to completion. All such Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, and no interior improvements installed by Landlord in the Premises may be removed unless the same are promptly restored to a condition similar or better. Landlord hereby reserves the right to require any contractor or mechanic working the Premises to provide lien waivers and liability insurance covering such Alterations to the Premises. Tenant shall give Landlord ten (10) days’ written notice of the commencement of any Alterations and agrees to allow Landlord and its Lender to enter the Premises at reasonable times and post appropriate notices to avoid liability to contractors or material suppliers for payment for such Alterations. Notwithstanding anything contained herein to the contrary, Tenant may make any nonstructural interior Alterations that do not adversely affect the value of the Premises, the structural integrity of the Buildings or any Building system without Landlord’s consent.
     No Alterations shall adversely affect either the strength or exterior appearance, or the mechanical, electric or plumbing services of the Buildings. Tenant shall reimburse Landlord for any reasonable sums expended by Landlord for examination and approval of architectural or mechanical plans and specifications of the Alterations provided that Landlord shall not charge any examination fee in connection with the Tenant Improvements. Tenant shall also reimburse Landlord for reasonable direct costs incurred during any inspection of the Alterations. All damages or injury done to the Premises or Buildings by Tenant or by any persons who may be in or upon the Premises or Buildings with the express or implied consent of Tenant, including but not limited to the cracking or breaking of any glass of windows and doors, shall be paid for by

Tenant and Tenant shall pay for all damage to the Buildings caused by negligent acts or omissions of Tenant or Tenant’s officers, contractors, agents, invitees while in the Premises, licensees, or employees.
     12. CARE OF PREMISES.
          a. Tenant’s Maintenance. Tenant shall take good care of the Premises throughout the term of the Lease.
          b. Landlord’s Maintenance. Landlord shall make, at its sole cost and expense, all repairs and replacements and perform all maintenance necessary to keep the Premises, the Buildings and the common areas, the bike rack area and the generator area in good working order and repair and to maintain the Buildings and Premises in a clean, safe and tenantable condition comparable to other first class office buildings in Seattle, Washington. Notwithstanding the foregoing, repairs and replacements required by the wrongful acts of Tenant shall be paid by Tenant; provided, however, if the damaged caused by the wrongful acts of Tenant is included in the insurance that Landlord is required to be carry pursuant to the terms of this Lease, then Tenant’s maximum liability for repairs and replacements shall be the insurance policy deductible. This provision does not modify the waiver of subrogation clause contained herein. Landlord’s maintenance and repair shall include without limitation the roof, foundation, exterior walls, interior structural walls, all structural components, utility lines, all systems, equipment and facilities serving the Premises and the Buildings, such as mechanical, electrical, HVAC, plumbing and sewer, replacement of lighting tubes, lamp ballasts and bulbs, and extermination and pest control when necessary, and snow and ice removal, unless such repair is Tenant’s responsibility pursuant to Section 12.a. Landlord’s work under this Section 12 shall be accomplished with the least possible amount of interference with the conduct of Tenant’s business and, to the extent practicable, shall be done after normal business hours.
     13. ACCEPTANCE OF PREMISES. Tenant shall be deemed to have accepted the Premises in their current condition, except as otherwise provided in this Lease.
     14. ACCESS. During the term of this Lease, Tenant shall have access to the Premises 24 hours per day, seven (7) days per week, and three hundred sixty-five (365) days per year.
     Tenant shall permit Landlord and its agents to enter into and upon the Premises at all reasonable times upon timely notice to Tenant, except in emergencies, for the purpose of inspecting the same or for the purpose of cleaning maintaining and repairing, and with the consent of Tenant (not to be unreasonably withheld) altering or improving, the Premises. Tenant shall not impede Landlord’s necessary access to building components within Common Areas. Nothing contained in this Section 14 shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities for a reasonable duration, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Premises upon timely notice to Tenant, except in emergencies, for the purpose of showing the Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of the Lease term. Landlord will use its best efforts to minimize the impact on Tenant’s business of any entry by Landlord on the Premises and shall endeavor when possible to enter and make repairs after normal business hours.

     15. DAMAGE OR DESTRUCTION.
          a. Damage and Repair. If the Buildings or the Premises are damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed thirty percent (30%) of the replacement value of the Buildings (exclusive of foundations) just prior to the occurrence of the damage, or if insurance proceeds sufficient for restoration are for any reason unavailable, then Landlord may no later than the sixtieth (60th) day following the damage, give Tenant a notice of Landlord’s election to terminate this Lease. In addition, if Landlord’s estimate shows that it will take longer than one hundred and eighty (180) days from the date of casualty to restore the Premises to the condition they were in before such damage, Tenant may elect to terminate this Lease. In the event of such election this Lease shall be deemed to terminate on the third day after the giving of such notice, and Tenant shall surrender possession of the Premises within a reasonable time thereafter, and the Rent and Additional Rent shall be apportioned as of the date of Tenant’s surrender and any Rent paid for any period beyond such date shall be repaid to Tenant. If the cost of restoration as estimated by Landlord shall amount to less than thirty percent (30%) of said replacement value of the Buildings and insurance proceeds sufficient for restoration are available, or neither party elects to terminate this Lease, Landlord shall restore the Buildings and the Premises (to a functional unit similar to the Premises prior to such damages) with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of insurance adjustments by Landlord, and Tenant shall have no other right to terminate this Lease except as provided in this Section 15. If all or any portion of the Premises are to be restored, the Rent and Additional Rent shall abate as to the portion of the Premises damaged by said casualty and/or made reasonably unusable by Tenant due to such casualty until such portion of the Premises are completely restored.
          b. Destruction During Last Year of Term. In case the Premises shall be substantially destroyed by fire or other cause at any time during the last Lease Year of this Lease, either Landlord or Tenant may immediately terminate this Lease by written notice to the other party.
          c. Business Interruption. No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or the Buildings. Landlord shall use its best efforts to effect such repairs promptly.
          d. Tenant Improvements. Landlord will not be required to carry insurance of any kind for any Tenant improvement or for Tenant’s furniture, furnishings, fixtures, equipment or appurtenances of Tenant under this Lease, and Landlord shall not be obligated to repair any damage thereto or replace the same, unless such damage is caused by Landlord’s negligence.
          e. Express Agreement. The provisions of this Section 15 shall be considered an express agreement governing any case of damage or destruction of the Buildings or Premises by fire or other casualty.
     16. WAIVER OF SUBROGATION. Whether any loss or damage to the Premises, the Buildings, or any property therein, is due to the negligence of either Landlord or Tenant, their agents or employees, or any other cause, Landlord and Tenant do each hereby waive any rights each may have against the other on account of any loss or damage arising from any risk actually covered by insurance policies held by the damaged party. Each party shall use best efforts to cause its insurance carriers to consent to the foregoing waiver of rights of subrogation against the other party. This clause shall be effective if, and only to the extent, that it does not impair any insurance carried by either party, only if the required waiver of subrogation endorsements can be obtained at a commercially reasonable cost, and only to the extent of proceeds actually received.
     17. INDEMNIFICATION. Each party shall indemnify and hold the other harmless from and against all common law or statutory liabilities, damages, injuries, obligations, losses, claims, civil actions, costs, or expenses, including attorneys fees, arising with respect to Tenant, from any act, omission, or negligence of Tenant or its officers, contractors, licensees, agents, servants, employees, guests, or invitees, in or about the Buildings or the Premises, with respect to Landlord, from any act, omission or negligence of Landlord or its officers, agents and employees, occurring in or about the Buildings or the Premises or with respect to either party arising from any breach or default under this Lease. As part of such indemnity, each party waives its immunity from suit under the provisions of RCW 51, et seq.
     Neither party shall be liable for any loss or damage to persons or property sustained by the other party or other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of the Buildings or any other third parties unless such loss or damage is due to the other party’s negligence.
     In the event any indemnification hereunder is in connection with or collateral to a contract or agreement relative to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Premises or the Buildings, such indemnification shall be subject to the provisions of RCW 4.24.115.
     18. INSURANCE.
          a. Liability Insurance. Tenant shall, throughout the term of this Lease and any renewal hereof, at its own expense, keep and maintain in full force and effect, a policy of comprehensive general liability insurance including a contractual liability endorsement covering Tenant obligations under Section 17, insuring Tenant’s activities upon, in or about the Premise, the Buildings, or the Property, against claims of bodily injury or death or property damage or loss with a limit of not less than Two Million Dollars ($2,000,000) combined single limit. The $2,000,000 limit may be met with a combination of a general liability and umbrella policy.
          b. Property Insurance. Tenant shall throughout the term of this Lease and any renewal hereof at its own expense, keep and maintain in full force and effect, what is commonly referred to as “Special Form” perils coverage insurance (but excluding earthquake and flood) on the leasehold improvements constructed by Tenant in the Premises and on the personal property of Tenant in the Premises in an amount not less than the current one hundred percent (100%) replacement value thereof.
          c. Insurance Policy Requirements. All insurance required under this Section 18 shall be with companies reasonably approved by Landlord. No insurance policy required under this Section 18 shall be cancelled or reduced in coverage and each insurance policy shall provide that it is not subject to cancellation or a reduction in coverage except after thirty (30) days prior written notice to Landlord.
     Tenant shall deliver to Landlord on or before the Commencement Date and from time to time thereafter, copies of policies of such insurance or certificates evidencing the existence and amounts of same and naming Landlord as additional insured thereunder. In no event shall the limits of any insurance policy required under this Section 18 be considered as limiting the liability of Tenant under this Lease.
          d. Landlord’s Insurance. Landlord shall maintain at all times during the Lease term a policy or policies of property insurance with extended coverage endorsement covering the Buildings in an amount equal to the full replacement cost of the Buildings. Further, Landlord shall maintain at all times during the Lease term a policy or policies of commercial general liability, or a combination of commercial general liability and umbrella or excess liability insurance, with combined limits as determined to be appropriate by Landlord, but in no event less than Two Million Dollars ($2,000,000). The liability insurance required hereunder shall cover all of Landlord’s operations and activities and all contingent liability of Landlord for all operations performed at the Buildings on Landlord’s behalf by Landlord’s contractors or subcontractors.
     19. ASSIGNMENT AND SUBLETTING.
          a. Assignment or Sublease. Tenant shall not assign, mortgage, encumber or otherwise transfer this Lease or sublet the whole or any part of the Premises without in each case first obtaining Landlord’s prior written consent. Such consent shall not be unreasonably withheld, conditioned or delayed. It shall not be deemed unreasonable for Landlord to withhold its consent if in Landlord’s reasonable judgment occupancy by any proposed assignee, subtenant or other transferee: (i) is not consistent with the maintenance and operation of a first class office building due to the proposed occupant’s nature or manner of conducting business, (ii) is likely to cause disturbance to the customary use and occupancy of the Buildings by other tenants, their employees, customers, clients or other guests or visitors, or (iii) is not reasonably deemed by Landlord to be financially responsible. Landlord may withhold, in its absolute and sole discretion, consent to any mortgage, hypothecation, pledge or other encumbrance of any interest in this Lease by Tenant or any subtenant, whereby this Lease or any interest therein becomes collateral for any obligation of Tenant or any other person. Further, Landlord may withhold its consent, in its absolute and sole discretion, for any assignment or sublease to an existing tenant in the Buildings or to any prospective tenant with whom Landlord had recently had negotiations regarding space in the Buildings, so long as Landlord has competing space available. Finally, Landlord may withhold its consent to the extent Landlord determines necessary to comply with a restriction on use of the Premises, the Buildings or the Property contained in any lease, mortgage, or other agreement or instrument that was in effect on the Effective Date of this Lease and by which the Landlord is bound or to which any of such property is subject.
          No assignment, subletting or other transfer shall relieve Tenant of any liability under this Lease. Consent to any such assignment, subletting or transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subletting or transfer.
          Notwithstanding anything to the contrary in this Article 19, Tenant may assign this Lease without Landlord’s consent as follows (each of which is a “Permitted Transfer”): (a) to an affiliate or an entity under common ownership or control with Tenant, (b) to any entity with which Tenant is merging, or (c) to a person or entity that purchases all or substantially all of Tenant’s assets or all or substantially all of the ownership interests in Tenant.
          Landlord reserves the right to terminate this Lease in the event that Landlord receives from Tenant a written request for assignment or subletting of this Lease or more than fifty percent (50%) of the Premises by Tenant, except that Landlord shall have no such right with respect to a Permitted Transfer. In the event more than fifty percent of the Premises but less than the entire Premises are to be subleased, Landlord retains the right to terminate this Lease with respect to the portion of the Premises for which such consent is requested, at the proposed effective date of such subletting, in which event Landlord shall enter into the relationship of Landlord and Tenant with any such subtenant or assignee as to the subleased portion, based on the rent (and/or other compensation) and the term agreed to by such subtenant or assignee and otherwise upon the terms and conditions of this Lease. Notwithstanding anything to the contrary herein, Landlord may only exercise the termination right described in this Section upon delivery of written notice to Tenant informing Tenant of Landlord’s intent to terminate and recapture. Tenant shall have ten (10) days after delivery of Landlord’s notice of same to rescind Tenant’s request from assignment or sublease in writing delivered to Landlord. If Tenant sends a timely rescission then Landlord’s notice of termination and recapture shall be nullified and of no further force and effect.
          In connection with an assignment or subletting for which Landlord’s consent is required, Tenant shall pay the reasonable cost of processing such assignment or subletting, including attorneys’ fees, upon demand of Landlord. Tenant shall provide Landlord with copies of all assignments, subleases and assumption instruments.
          b. Assignee Obligations. As a condition to Landlord’s approval of any assignment, any potential assignee otherwise approved by Landlord shall assume in writing all obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent and performance of all terms, covenants and conditions of this Lease.
          c. Sublessee Obligations. Any sublessee shall assume all obligations of Tenant as to the portion of the Premises which is subleased to such sublessee and shall be jointly and severally liable with Tenant for rental and other payments and performance of all terms, covenants and conditions of such approved sublease.
     20. SIGNS. Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, graphics, notice, picture, placard or poster, or any advertising matter whatsoever upon the glass panes or supports of the windows and doors, or upon the exterior walls of the Premises or the Buildings, or at any places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Notwithstanding the foregoing, Tenant shall have the right to install Building signage at the main entrance at 411 First Avenue, subject to Landlord’s reasonable approval and compliance with the City of Seattle building code. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Premises or the Buildings caused thereby.
     Notwithstanding the foregoing, Landlord, at its sole cost and expense, will provide Tenant with its standard Building signage package, which includes a listing in the tenant directory board in the lobby of the Building, floor elevator vestibules and at Tenant’s main suite entry.
     21. LIENS AND INSOLVENCY.
          a. Liens. Tenant shall keep its interest in this Lease and any property of Tenant in the Premises (other than unattached personal property), the Premises, the Property and the Buildings free from all liens arising out of any work performed or materials ordered or obligations incurred or on behalf of Tenant and Tenant hereby indemnifies and holds Landlord harmless from any liability from any such lien. In the event any lien is filed against the Buildings, the Property or the Premises by any person claiming by, through or under Tenant, Tenant shall, upon request of Landlord, at Tenant’s expense and within thirty (30) days of such filing, either cause such lien to be released of record or furnish to Landlord a bond in form and amount and issued by a surety satisfactory to Landlord, indemnifying Landlord, the Property and the Buildings against all liability, costs and expenses, including attorneys fees, which Landlord may incur as a result thereof. Provided that such bond has been furnished to Landlord, Tenant, at its sole cost and expense and after written notice to Landlord, may contest, by appropriate proceedings conducted in good faith and with due diligence, any lien, encumbrance or charge against the Premises, the Property or the Buildings arising from work done or materials provided to and for Tenant, provided such proceedings suspend the collection thereof against Landlord, and the Premises, Buildings and Property, and neither the Premises, the Buildings, the Property nor any part thereof or interest therein is or will be in any danger of being sold, forfeited or lost.
          b. Insolvency. If Tenant becomes insolvent or voluntarily or involuntarily bankrupt, or if a receiver, assignee or other liquidating officer is appointed for the business of Tenant, Landlord at its option may terminate this Lease and Tenant’s right of possession under this Lease and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant in any bankruptcy, insolvency or reorganization proceeding. Landlord’s right to terminate shall not take effect if the proceeding related to receivership or insolvency is dismissed within ninety (90) days of filing.
     22. DEFAULT.
          a. Cumulative Remedies. All rights of Landlord and Tenant herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, either party shall be entitled to restrain by injunction the violation or attempted violation by the other party of any of the covenants, agreements or conditions of this Lease.
          b. Tenant’s Right to Cure. Tenant shall have a period of ten (10) business days from the day of written notice from Landlord to Tenant within which to cure any default in the payment of Rent, Additional Rent or other sums due hereunder. Each party shall have a period of twenty (20) days from the date of written notice from the other party within which to cure any other default hereunder; provided, however, that with respect to any such default which cannot be cured within twenty (20) days, the default shall not be deemed to be uncured if the defaulting party commences to cure within twenty (20) days and for so long as such party is diligently prosecuting the cure thereof.
          c. Vacation and Abandonment. Any abandonment of the Premises by Tenant shall be considered a default with no right to cure, allowing Landlord to re enter the Premises under Section 22.d. Abandonment shall be defined as an absence from the Premises of five (5) business days or more, without legal excuse (i.e. casualty), while Tenant is in default after the expiration of all cure periods. Any vacation or abandonment by Tenant shall be considered a default with no right to cure, allowing Landlord to re enter the Premises under Section 22.d.
          d. Landlords Re-entry. Upon an uncured default of this Lease by Tenant, Landlord, besides other rights or remedies it may have, at its option, may enter the Premises or any part thereof, either with or without process of law, and expel, remove or put out Tenant or any other persons who may be thereon, together with all personal property found therein; and

Landlord may terminate this Lease, or it may from time to time, without terminating this Lease and as agent of Tenant, rent the Premises or any part thereof for such term or terms (which may be for a term less than or extending beyond the term hereof), and at such rental or rentals and upon such other reasonable terms and conditions as Landlord in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change the Premises, Tenant remaining liable for any deficiency computed as hereinafter set forth. In the case of any default, re-entry and/or dispossession, by summary proceedings or otherwise, all Rent and Additional Rent shall become due thereupon and be paid up to the time of such reentry or dispossession together with such expenses as Landlord may reasonably incur for attorneys fees, advertising expenses, brokerage fees and/or putting the Premises in good order or preparing the same for re-rental, together with interest thereon as provided in Section 41.g hereof, accruing from the date of any such expenditure by Landlord.
          e. Reletting the Premises. At the option of Landlord, rents received by Landlord from such reletting shall be applied first to the payment of any indebtedness from Tenant to Landlord other than Rent and Additional Rent due hereunder; second, to the payment of any costs and expenses of such reletting and including, but not limited to, attorneys’ fees, advertising fees and brokerage fees, and to the payment of any repairs, reasonable renovations, reasonable remodeling, reasonable redecoration, reasonable alterations and changes in the Premises; third, to the payment of Rent and Additional Rent due and to become due hereunder, and if after so applying said rents there is any deficiency in the Rent or Additional Rent to be part by Tenant under this Lease, Tenant shall pay any deficiency to Landlord monthly on the dates specified herein and any payment made or suits brought to collect the amount of the deficiency for any month shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month. Landlord shall have an affirmative obligation to use commercially reasonable efforts to obtain another tenant for the Premises promptly, at a fair market rental, and to otherwise mitigate its damages, but the failure of Landlord to relet the Premises (or any part or parts thereof) despite such efforts shall not release or affect Tenant’s ability hereunder. In no event shall Tenant be entitled to receive any excess of net rents collected over sums payable by Tenant to Landlord hereunder. No such re-entry or taking possession of the Premises shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach and default. Should Landlord at any time terminate this Lease by reason of any default, in addition to any other remedy it may have, it may recover from Tenant any deficiency in the Rent and Additional Rent reserved in this Lease for the balance of the Term, plus all court costs and attorneys fees incurred by Landlord in the collection of the same.
          f. Waiver of Redemption Rights. Tenant, for itself, and on behalf of any and all persons claiming through or under it, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease for the term hereof, as it may have been extended, after having been dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.
          g. Nonpayment of Additional Rent. All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease shall be deemed Additional Rent and, in the event of nonpayment thereof, Landlord shall have all the rights and remedies herein provided for in case of nonpayment of Rent.

          h. Landlord Default. In the event of a uncured Landlord default, Tenant, at its option shall have the right to any one or more of the following remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (i) to remedy such default or breach and deduct the costs thereof (including attorneys’ fees) from the installments of Rent next falling due; (ii) to pursue the remedy of specific performance; (iii) to seek money damages for loss arising from Landlord’s failure to discharge its obligations under this Lease; and (iv) if the default materially interferes with Tenant’s ability to operate in the Premises in accordance with standard business practice, to terminate this Lease; provided, however, Tenant shall give thirty (30) days prior written notice before terminating the Lease pursuant to this Section 22(h) and if Landlord cures within said thirty (30) day period, or if the cure takes longer than thirty (30) days, but Landlord: (1) begins the cure within such thirty-day (30) period and uses its best efforts to cure to completion; and (2) the cure does not take longer than 60 days, Tenant’s termination shall be deemed rescinded. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section be construed to obligate Tenant to perform Landlord’s repair obligations.
     23. SUBORDINATION. This Lease shall be subordinate to any first mortgage or deed of trust (and any other mortgage or deed of trust upon the written election of Landlord) now existing or hereafter placed upon the Property, the Buildings or the Premises, created by or at the instance of Landlord, and to any and all advances to be made thereunder and to interest thereon and all modifications, renewals and replacements or extensions thereof (“Landlord’s Mortgage”), provided that, so long as Tenant is not in default under this Lease, Tenant’s peaceable possession of the Premises and its rights under this Lease will not be disturbed on account thereof. In the event of any foreclosure or sale pursuant to the Landlord’s Mortgage, Tenant agrees to attorn to such beneficiary or purchaser. Tenant shall properly execute, acknowledge and deliver documents which the holder of any Landlord’s Mortgage may require to effectuate the provisions of this Section 23.
     24. SURRENDER OF POSSESSION. Subject to the terms of Section 15 relating to damage and destruction, upon expiration of the term of this Lease, whether by lapse of time or otherwise Tenant shall promptly and peacefully surrender the Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use, wear and tear and damage by casualty, described in Section 15 excepted. Notwithstanding the foregoing, Tenant shall not have any obligation to remove any Alterations, except as provided otherwise in Section 25.b.
     25. REMOVAL OF PROPERTY.
          a. Signs and Personal Property. Tenant shall remove (i) all identifying insignia and design elements which are unique to Tenant’s business and installed by Tenant in or on the Premises, and (ii) all articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises which can be removed without damage to the Premises at the expiration or sooner termination of this Lease. Tenant shall pay Landlord for any damages for injury to the Premises or Buildings resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Premises or the Buildings within five (5) business days after the expiration or earlier termination of this Lease, Landlord may remove and store said property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.
          b. Alterations. All Alterations shall remain in and be surrendered with the Premises as a part thereof at the expiration or earlier termination of this Lease, without disturbance, molestation or injury, provided that Landlord may, together with the written notice consenting to the construction of any such Alterations, notify Tenant that they be removed upon the expiration or earlier termination of this Lease. In such event, all expense to remove such Alterations and to restore the Premises to standards, prior to such Alterations, less normal wear and tear, shall be borne by Tenant.
     26. NON-WAIVER. Waiver by either party of any term, covenant or condition herein contained any breach thereof shall not be deemed to be a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition herein contained. In addition, the subsequent acceptance of Rent or Additional Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent or Additional Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent or Additional Rent.
     27. HOLDOVER. If Tenant shall, with the written consent of Landlord, hold over after the expiration of the term of this Lease, such tenancy shall be deemed a month-to-month tenancy, which may be terminated as provided by applicable state law. During such tenancy, Tenant shall be bound by all of the terms, covenants and conditions herein so far as applicable, except rental which shall be the greater of (a) the then quoted rates for similar space in the Buildings, or (b) the Rent and Additional Rent stated herein.
     28. CONDEMNATION.
          a. Entire Taking. If all of the Premises or such portions of the Buildings as may be required for the reasonable use by Tenant of the Premises, are taken by eminent domain, this Lease shall automatically terminate as of the date title vests in the condemning authority and all Rent, Additional Rent and other payments shall be paid to or reimbursed as of that date.
          b. Constructive Taking of Entire Premises. In the event of a taking of a material part of but less than all of the Buildings, where Landlord shall determine that the remaining portions of the Buildings cannot be economically and effectively used by it (whether on account of physical, economic, aesthetic or other reasons) or where Landlord determines the Buildings should be restored in such a way as to materially alter the Premises, Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice. In the event of a taking of a material part, but less than all, of the Premises, Tenant shall have the right to terminate this Lease as of the date of such taking.

          c. Partial Taking. Subject to the provisions of the preceding Section 28.b, in case of taking of a thirty percent (30%) or less of the square footage of the Premises, or a portion of the Buildings not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Rent shall be equitably reduced based on the proportion by which the square footage of the Premises is reduced, such Rent reduction to be effective as of the date title to such portion vests in the condemning authority.
          d. Awards and Damages. Landlord reserves all rights to damages to the Premises for any partial, constructive, or entire taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of the leasehold interest. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be put for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property (not including Tenant’s leasehold interest) provided that such damages may be claimed only if they are awarded separately in the eminent domain proceedings and not out of or as part of the damages recoverable by Landlord.
     29. NOTICES. All notices under this Lease shall be in writing and delivered in person or sent either by recognized courier service or by registered or certified mail, postage prepaid, to Landlord and to Tenant at the Notice Addresses provided in Section l.i (provided that after the Commencement Date any such notice shall be mailed or delivered by hand to Tenant at the Premises) and to the holder of any Landlord’s Mortgage at such place as such holder shall specify to Tenant in writing; or such other addresses as may from time to time be designated by any such party in writing. Notices mailed as aforesaid shall be deemed given on the date of such mailing.
     30. COSTS AND ATTORNEYS’ FEES. If Tenant or Landlord shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent, Additional Rent or other payments hereunder or possession of the Premises, the losing party shall pay the prevailing party a reasonable sum for attorneys’ and paralegal’s fees in such suit, at trial and on appeal, and such attorneys fees shall be deemed to have accrued on the commencement of such action.
     31. LANDLORD’S LIABILITY. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord but are made and intended for the purpose of binding only the Landlord’s interest in the Premises, the Buildings, and the Property, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its members or their respective heirs, legal representatives, successors or assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained.
     32. LANDLORD’S CONSENT. Except as specified in other provisions of this Lease, whenever Landlord’s consent is required under the terms hereof, such consent shall not be unreasonably withheld.
     33. ESTOPPEL CERTIFICATES. Tenant shall, from time to time, upon written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date this Lease was executed and the date it expires; the date the term commenced and the date Tenant accepted the Premises; the amount of minimum monthly Rent and the date to which such Rent has been paid; and certifying: that this Lease is in full force and effect and has not been assigned, ratified, supplemented or amended in any way (or specifying the date and terms of agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that all conditions under this Lease to be performed by the Landlord have been satisfied; that all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received; that on this date there are no existing claims, defenses or offsets which Tenant has against the enforcement of this Lease by the Landlord; that no Rent has been paid more than one month in advance; and that no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Buildings. If Tenant shall fail to respond within twenty (20) days of receipt by Tenant of a written request by Landlord as herein provided, Landlord may give a second notice reminding Tenant of its failure to respond. If Tenant does not respond within five (5) days of Landlord’s second notice, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee and to have certified that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease, and that not more than one month’s Rent has been paid in advance.
     34. TRANSFER OF LANDLORD’S INTEREST. In the event of any transfer or transfers of Landlord’s interest in the Premises, the Buildings, or the Property other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, provided the transferee accepts the obligations of Landlord under the Lease, and such transferee shall have no obligation or liability with respect to any matter occurring or arising prior to the date of such transfer. Tenant agrees to attorn to the transferee.
     35. RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money required to be paid by it hereunder; or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section 35 as in the case of default by Tenant in the payment of Rent.
     36. AUTHORITY.
          a. Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant, in accordance with a duly adopted resolution of the Board of Directors of Tenant and in accordance with the bylaws of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.
          b. Partnership Authority. If Tenant is a partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant, in accordance with the partnership agreement of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

     37. OPTION TO RENEW. Landlord grants Tenant the option to extend the Lease term for two (2) additional periods of five (5) years (each, an “Extended Term”), commencing at the end of the initial term of the Lease. Each Extended Term shall be upon the same terms and conditions contained in this Lease, except for Rent. Tenant shall have no further right to extend the Lease term after the second Extended Term. In the event Tenant is not then in default under the terms of the Lease, the option to extend may be exercised by Tenant giving Landlord written notice thereof no more than twelve (12) months and no less than nine (9) months prior to the end of the term of this Lease then in effect.
     Rent for each Extended Term shall be equal to ninety-five percent (95%) of the then fair market rental value (“FMV”) for the Premises, but not less than the Rent payable on exercise of the option. The FMV shall be established as follows: At least one hundred eighty (180) days prior to the last day of the initial term of this Lease or the last day of the first Extended Term, as the case may be, the parties shall meet to discuss the FMV. The parties shall attempt in good faith to agree on the FMV. In the event the parties are unable to agree on the FMV before a date which is one hundred fifty (150) days prior to the end of the last day of the initial term of this Lease or the last day of the first Extended Term, as the case may be, and confirm such agreement in writing, Landlord and Tenant shall jointly appoint an appraiser to determine the FMV. In the event Landlord and Tenant cannot agree on an appraiser, each shall appoint an appraiser and shall notify the other party in writing of such appointment and identify the respective appraisers so chosen. Any appraiser so selected under this paragraph shall be an MAI appraiser or a licensed real estate broker (experienced in commercial leasing in the area of the Premises) who shall have not less than ten (10) years experience with respect to building ownership, management and marketing in the geographical real estate market where the Premises are situated, which person shall not be regularly employed, directly or indirectly, during the past two (2) years by the respective party selecting such person. Not later than ten (10) days after both appraisers are so appointed, they shall meet to determine the FMV. If either party fails to appoint an appraiser within the time specified above for such appointment, then the appraiser appointed shall determine the FMV and his/her decision shall be final and binding. If the two (2) selected appraisers agree on the FMV, such determination shall be the Rent for the first Extended Term or second Extended Term, as applicable. If the two (2) selected appraisers are unable to agree on the FMV within said ten (10) days, then each appraiser shall submit to the other appraiser an opinion as to the FMV, and the FMV shall be an amount equal to the average of the two (2) amounts submitted by the appraisers. The final decision of the appraiser(s) shall be binding on Landlord and Tenant. Landlord and Tenant shall each be responsible for the costs, charges and expenses of its respective appointed appraiser.
     38. TENANT’S RIGHT TO TERMINATE. Tenant shall have a one time right to terminate this Lease at any time after the eighty-fourth (84th) month of the Lease term by (a) providing at least nine (9) months’ prior written notice to Landlord, and (b) paying Landlord, in cash, an early termination fee equal to the unamortized cost of the Tenant Improvement Allowance and leasing commissions.
     39. EXPANSION RIGHTS. Tenant shall have an option to expand the Premises (the “Space B Option”) as of September 1, 2012, by 2,109 rentable square feet on Floor 3 of the Sellar-Hambach Building, as shown on Exhibit C attached hereto and incorporated herein by this reference (“Space B”). The combined total square footage of the Premises thereafter will be 29,701 rentable square feet. Rent for Space B shall be the rent per square footage Tenant is then obligated to pay (i.e. $24.25/rsf), with the prorated Tenant Improvement Allowance of $59.50 per rsf. Any unused portion of the Tenant Improvement Allowance shall be credited back to Tenant in the form of rent abatement or to offset any costs associated with architectural and design services, furniture acquisition, telephone/data cabling. Tenant shall exercise the Space B Option by providing Landlord with nine (9) months written notice prior to September 1, 2012, of its intention to do so.
     Tenant shall also have an option to expand the Premises (the “Space C Option”), as of the third anniversary of the Commencement Date, by leasing 4,423 rentable square feet on Floor 3 of the Sellar-Hambach Building, as shown on Exhibit C (“Space C”). The combined total square footage of the Premises thereafter will be 34,124 rentable square feet. Rent for Space C shall be the rent per square footage Tenant is then obligated to pay (i.e. $25.75/rsf), with a prorated Tenant Improvement Allowance of $49.00 per rsf. Any unused portion of the Tenant Improvement Allowance shall be credited back to Tenant in the form of rent abatement or to offset any costs associated with architectural and design services, furniture acquisition, telephone/data cabling. Tenant shall exercise the Space C Option by providing Landlord with nine (9) months written notice, prior to the third anniversary of the Commencement Date of its intention to do so.
     40. RIGHT OF FIRST OFFER. Tenant shall have an ongoing first right to lease any new space that becomes available in the Sellar-Hambach Building (the “FRL Space”) during the term of this Lease. At the time Landlord learns of the availability of any space, Landlord shall notify Tenant in writing (the “Landlord’s FRL Notice”) of such availability, and Tenant shall have ten (10) days after receipt of Landlord’s FRL Notice in which to advise Landlord in writing (the “Tenant’s FRL Notice”) whether or not it will lease the FRL Space at the then FMV of the FRL Space. In the event Landlord and Tenant cannot agree on such FMV, it shall be determined as provided in Section 37 above. If Tenant fails to provide the Tenant’s FRL Notice to Landlord within such time period, (i) Tenant shall be deemed not to exercise its option to lease the FRL Space, (ii) Landlord shall be free to lease such space to other tenants so long as Landlord does not offer terms to the market that are more favorable to the proposed tenant by more than ten percent (10%) relative to those terms initially offered to Tenant, and (iii) Tenant shall have no further first rights to lease that particular FRL Space. To the extent Landlord offers terms to the market that are more than ten percent (10%) more favorable to the proposed tenant than the terms initially offered to Tenant, then Landlord must first offer the new “more favorable” terms to Tenant, in which case, Tenant shall provide the Tenant’s FRL Notice in the manner provided above.
     41. GENERAL.
          a. Headings. Titles to Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
          b. Heirs and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon the Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.
          c. Brokers. Landlord and Tenant each represent to the other that it has dealt with no broker in connection with this Lease other than Clay Nielsen and Ed Curtis of Washington Partners, Inc. (“Tenant’s Brokers”) who represented Tenant in this transaction. Landlord shall pay Tenant’s Brokers a fee pursuant to a written broker agreement.
          d. Rules and Regulations. Tenant shall observe the rules and regulations attached to this Lease as Exhibit E. Tenant shall also observe such additional rules and regulations as Landlord may from time to time make for the operation, reputation, safety, care, security or cleanliness of the Buildings, Property and the parking garage, the operation and maintenance of equipment, the use of common areas of the Property, the hours of business, parking areas for vehicles operated by Tenant and its employees, servants, agents and contractors, the lighting of the Premises, and other matters affecting the operation of the Buildings, Property and parking garage, and the establishing and maintaining of a suitable image to the customers of the Buildings; provided however, such new rules and regulations may not increase Tenant’s costs or adversely affect Tenants access to, or use and occupancy of, the Premises or designated common areas.
          e. Entire Agreement. This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the leasing, use and occupancy of the Premises, and to Tenant’s use of the Buildings and other matters set forth in this Lease. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect. The covenants and agreements of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant.
          f. Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect.
          g. Overdue Payments. Any Rent, Additional Rent or other sums payable by Tenant to Landlord under this Lease which shall not be paid within five (5) days of the due date thereof, shall bear interest at a rate equal to three percentage points above the prime rate of interest stated from time to time by Bank of America or its successor, or, in the absence of an established prime rate, five percentage points over that bank’s rate for one year certificates of deposit, but not in excess of the highest lawful rate permitted under applicable laws, calculated from the original due date thereof to the date of payment.
          h. Force Majeure. Except for the payment of Rent, Additional Rent or other sums payable by Tenant to Landlord, time periods for Tenant’s or Landlord’s performance under any provision, of this Lease shall be extended for periods of time during which Tenant’s or Landlord’s performance is prevented due to circumstances beyond Tenant’s or Landlord’s control, including without limitation, strikes, embargoes, shortages of labor or materials, governmental regulations, acts of God, war or other strife.
          i. Right to Change Public Spaces. Landlord shall have the right at any time after the completion of the Buildings, without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor, to change the arrangement or location of such of the following as are not contained within the Premises or any part thereof: entrances, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Buildings. Nevertheless, in no event shall Landlord diminish any service, change the arrangement or location of the elevators serving the Premises, make any change which shall diminish the area of the Premises, materially adversely affect access to the Premises, or make any change which shall change the character of the Buildings from that of a first-class office building.
          j. Compliance With Americans With Disabilities Act. Landlord shall insure that as of the Commencement Date of this Lease, and except as may be attributable to the act of, or omission, of Tenant and other tenants of the Buildings, the Buildings and Property are, or will be, in compliance with all applicable laws, including the Americans With Disabilities Act

(“ADA”); provided, however, Landlord and Tenant must agree on any renovations required to bring the Buildings and Property into compliance with the ADA. If they cannot so agree within sixty (60) days after the execution of the Lease, Landlord shall determine what renovations, if any, to make.
          k. Hazardous Materials. Landlord warrants to Tenant that Landlord has not released or deposited on the Premises any hazardous substances, waste, or materials, or any toxic substances and Landlord has no knowledge of the presence of any such substances on the Premises. Landlord agrees to defend, indemnify, and hold harmless Tenant, its employees, agents, and contractors and lenders from and against any and all losses, claims, liabilities, damages, demands, fines, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of the foregoing warranty. If any hazardous substances are determined to be present in the Premises or the Buildings (other than through the act of Tenant or its employees, contractors or agents), and if the presence of such substances materially adversely affects Tenant’s ability to construct the Tenant Improvements or to use or occupy the Premises, Landlord shall promptly remediate the hazardous substances (after written notice from Tenant) at Landlord’s cost and expenses. Without limitation, Tenant shall have the right to terminate this Lease unless the hazardous substances are remediated to Tenant’s reasonable satisfaction and in accordance with applicable laws within thirty (30) days of the first date of interference with Tenant’s build out or occupancy.
          Tenant covenants and warrants that Tenant, its employees, contractors, or agents, shall not use the Premises in a manner which violates any applicable federal, state or local law, regulation or ordinance governing the handling, transportation, storage, treatment, usage or disposal of hazardous substances, waste, and material or toxic substance in the Buildings or in the Premises.
          Tenant covenants that it will indemnify, defend, and hold harmless Landlord from any claims, judgments, damages, penalties, fines, expenses, liabilities (including sums paid in settlements of claims) or losses arising out of or in any way relating to a breach of the environmental warranty made by Tenant above. Such indemnity shall include, without limitation, reasonable attorneys’, consultant’s and expert’s fees, as well as costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision or other third party.
          Tenant shall immediately notify Landlord of all spills or releases of any toxic or hazardous substances, wastes, or materials or toxic substances, all failures to comply with any federal, state, or local law, regulation or ordinance, all inspection of the Premises by any regulatory entity concerning the same, all regulatory orders or fines, and all response or interim clean-up action taken by or proposed to be taken by any government entity or private party on the Premises.
          For the purpose of this Section 41, the term, “toxic or hazardous substances, wastes and materials” or “toxic substance” includes any material or substance which is (1) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Liability and Compensation Act, 42 U.S.C. 9601 (14); (2) defined as a “hazardous waste” pursuant to Section 1004 or Section 3001 of the Resource, Conservation and Recovery Act, 42 U.S.C. 6903, 42 U.S.C. 6921; (3) included on the toxic pollutant list under Section 307(a) of the Federal Water Pollution Control Act, 33 U.S.C. 1317(a); (4) defined as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act,

33 U.S.C. 1321; (5) defined as a “hazardous air pollutant” under Section 112 of the Clean Air Act, 42 U.S.C. 7412; (6) defined as a “hazardous substance” under Washington’s Hazardous Waste Cleanup Act, RCW 70.105B.020; and (7) defined as a “hazardous substance” pursuant to the hazardous waste site clean-up law, the Model Toxics Control Act (Initiative 97). “Toxic or hazardous substances, wastes and materials” specifically includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum and petroleum products, and urea formaldehyde.
          The covenants and warranties in this Section 41.k shall survive the termination or expiration of this Lease.
          l. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state of Washington.
          m. Building Directory. Landlord shall maintain in the lobby of the Buildings a directory which shall include the name of Tenant and any other names reasonably requested by Tenant in proportion to the number of listings given to comparable tenants of the Buildings.
          n. Building Name. The Buildings will be known by such name as Landlord may designate from time to time.
[Signatures on Next Page]

     IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

“LANDLORD”	MERRILL PLACE, LLC,
a Washington limited liability company

	By:	NSD, LLC, a Washington limited liability company, its Manager

		By	Kevin Daniels, Member

“TENANT”	BLUE NILE, INC.,
a Delaware corporation

By

Its

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     I certify that I know or have satisfactory evidence that KEVIN DANIELS is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as a Member of NSD, LLC, in its capacity as the Manager of MERRILL PLACE LLC, to be the free and voluntary act and deed of each of said limited liability companies, for the uses and purposes mentioned in the instrument.
     WITNESS my hand and official seal hereto affixed this ______ day of ________________________, 2010.

(Signature of Notary)

(Print or stamp name of Notary)
NOTARY PUBLIC in and for the State of Washington
My Appointment Expires:

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     I certify that I know or have satisfactory evidence that ______________________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the ____________________ of BLUE NILE, INC., to be the free and voluntary act and deed of such corporation, for the uses and purposes mentioned in the instrument.
     WITNESS my hand and official seal hereto affixed this _____ day of _____________________, 2010.

(Signature of Notary)

(Print or stamp name of Notary)
NOTARY PUBLIC in and for the State of Washington
My Appointment Expires:

EXHIBIT A
Legal Description of Property
Legal Description
PARCEL 1:
THAT PORTION OF BLOCK 4 OF D. S. MAYNARD’S PLAT OF SEATTLE, AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 23, RECORDS OF KING COUNTY, AND OF VACATED ALLEY IN SAID BLOCK, AND OF AN UNPLATTED STRIP OF LAND IN SECTION 6, TOWNSHIP 24 NORTH, RANGE 4 EAST W.M., DESCRIBED AS FOLLOWS:
BEGINNING ON THE NORTHERLY LINE OF LOT 8 IN SAID BLOCK AT A POINT 9.00 FEET WESTERLY OF THE NORTHEAST CORNER THEREOF; THENCE SOUTHERLY PARALLEL WITH THE EASTERLY LINE OF SAID BLOCK, A DISTANCE OF 75.00 FEET;
THENCE WESTERLY PARALLEL WITH THE NORTHERLY LINE OF SAID BLOCK, A DISTANCE OF 119.00 FEET TO THE CENTERLINE OF THE ALLEY THEREIN; THENCE SOUTHERLY ALONG THE CENTERLINE OF SAID ALLEY, 165.00 FEET TO THE EASTERLY PRODUCTION OF THE SOUTHERLY LINE OF SAID LOT 4 IN SAID BLOCK; THENCE CONTINUING SOUTHERLY ALONG THE PRODUCTION OF THE CENTERLINE OF SAID ALLEY, A DISTANCE OF 16.716 FEET TO THE GOVERNMENT MEANDER LINE; THENCE WEST ALONG SAID MEANDER LINE, 150.408 FEET TO AN ANGLE POINT IN SAID MEANDER LINE; THENCE NORTHERLY ALONG SAID MEANDER LINE TO A POINT DUE WEST OF THE NORTHWEST CORNER OF LOT 1 IN SAID BLOCK; THENCE EAST TO THE NORTHWEST CORNER OF SAID LOT 1; THENCE EASTERLY ALONG THE NORTHERLY LINE OF SAID BLOCK, A DISTANCE OF 247.00 FEET TO THE POINT OF BEGINNING; EXCEPT ALL COAL AND MINERALS AND THE RIGHT TO EXPLORE FOR AND MINE THE SAME, AS EXCEPTED BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 3528837, COVERING THE SOUTH 45 FEET OF LOT 2, ALL OF LOTS 3 AND 4, THAT PORTION OF THE WEST 1/2 OF VACATED ALLEY ADJOINING, AND THOSE PORTIONS OF THE UNPLATTED STRIP IN SECTION 6 ADJOINING; SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.
PARCEL 2:
THE WEST 111 FEET OF LOT 5 IN BLOCK 4 OF D. S. MAYNARD’S PLAT OF SEATTLE, AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 23, RECORDS OF KING COUNTY; TOGETHER WITH THAT PORTION OF UNPLATTED STRIP OF LAND IN SECTION 6, TOWNSHIP 24 NORTH, RANGE 4 EAST W.M., LYING BETWEEN THE WEST 111 FEET OF LOT 5 IN BLOCK 4 OF D. S. MAYNARD’ S PLAT OF SEATTLE, AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 23, RECORDS OF KING COUNTY, AND THE GOVERNMENT MEANDER LINE, DESCRIBED AS FOLLOWS:
BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTHERLY 16.801 FEET TO THE SAID MEANDER LINE; THENCE EASTERLY ALONG THE SAID MEANDER LINE 111.00 FEET, MORE OR LESS, TO THE WEST MARGINAL LINE OF FIRST AVENUE SOUTH; THENCE NORTHERLY ALONG THE WEST MARGINAL LINE OF FIRST AVENUE SOUTH 17.971 FEET TO THE SOUTH MARGINAL LINE OF SAID LOT 5; THENCE WESTERLY 111.00 FEET TO THE POINT OF BEGINNING; AND TOGETHER WITH THAT PORTION OF THE EASTERLY 1/2 OF THE VACATED ALLEY IN BLOCK 4 OF D. S. MAYNARD’S PLAT OF SEATTLE, AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 23, RECORDS OF KING COUNTY, DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF LOT 5 IN BLOCK 4 OF SAID PLAT; THENCE WEST 8 FEET; THENCE SOUTHERLY ALONG THE CENTERLINE OF SAID VACATED ALLEY 76.716 FEET TO THE GOVERNMENT MEANDER LINE; THENCE EASTERLY ALONG THE SAID MEANDER LINE 8 FEET, MORE OR LESS, TO THE EASTERLY MARGINAL LINE OF SAID VACATED ALLEY PRODUCED SOUTH; THENCE NORTHERLY 76.801 FEET TO THE POINT OF BEGINNING; SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.
PARCEL 3:
THE WEST 111 FEET OF LOT 6 AND THE WEST 111 FEET OF THE SOUTH 45 FEET OF LOT 7 IN BLOCK 4 OF D. S. MAYNARD’S PLAT OF SEATTLE, AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 23, RECORDS OF KING COUNTY; TOGETHER WITH THE EAST 1/2 OF VACATED ALLEY ADJOINING;
SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.

EXHIBIT A-1
Site Plan Property

EXHIBIT B
Floor Plan of Premises and Data Center
(See Attached, Fl 7 Premises, Fl 3 Premises)
Data Center to be attached hereto no later than January 31, 2011

EXHIBIT C
Expansion Space Plan
(See Attached, Next Page)

CUSTOMER SERVICE
OFFICE
OFFICE
OPEN OFFICE
OFFICE
OFFICE
STORAGE
ELECTRICAL
COFFEE
TRAINING ROOM
MEETING
MEETING
MEETING
AREA "B"
1,795 USF
IDF ROOM
OFFICE
OPEN OFFICE
AREA "C"
3,226 USF

3

3RD FLOOR FUTURE TAKE-DOWN
AREA "B" APPROX 1,796 USABLE SQUARE FEET

AREA "C" APPROX 3,228 USABLE SQUARE FEET

yamaguchi ARCHITECTURE

TEST FIT PLAN FOR:

blue nile

MERRILL PLACE - 3RD FLOOR
DECEMBER 17, 2010

EXHIBIT D
MEMORANDUM OF LEASE
     THIS MEMORANDUM OF LEASE, made effective as of the _____ day of ______________________, 2010, by and between MERRILL PLACE LLC, a Washington limited liability company (“Landlord”), and BLUE NILE, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     IN CONSIDERATION of the rents reserved in that certain Lease Agreement between the parties dated ____________________, 2010, and of the terms, covenants, conditions and agreements on the part of Tenant therein, Landlord leases to Tenant certain real property located in the City of Seattle, County of King, State of Washington, upon which Landlord owns a building to be used for Tenant’s offices, which property is designated in said Lease Agreement and located on a portion of the real property described on Exhibit A attached hereto and made a part hereof; together with all and singular the building or buildings, privileges and advantages, with any and all appurtenances belonging or in any way appertaining to the real property hereby leased, including the right in Tenant, its successors, assigns, subtenants, employees, customers, licensees and invitees or use the sidewalks, common areas and access areas to and from public streets and highways.
     TO HAVE AND TO HOLD the premises for a term commencing on May 1, 2011, and ending ten (10) years thereafter, together with two (2) options to extend the term for two (2) consecutive periods of five (5) years each, upon the terms, covenants and conditions specified in the Lease Agreement.
     IN WITNESS WHEREOF, the parties executed this instrument the date first above written.

“LANDLORD”	MERRILL PLACE, LLC,
a Washington limited liability company

	By:	NSD, LLC, a Washington limited liability company, its Manager

		By	Kevin Daniels, Member

“TENANT”	BLUE NILE, INC.,
a Delaware corporation

By

Its

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     I certify that I know or have satisfactory evidence that KEVIN DANIELS is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as a Member of NSD, LLC, in its capacity as the Manager of MERRILL PLACE LLC, to be the free and voluntary act and deed of each of said limited liability companies, for the uses and purposes mentioned in the instrument.
     WITNESS my hand and official seal hereto affixed this ______ day of ________________________, 2010.

(Signature of Notary)

(Print or stamp name of Notary)
NOTARY PUBLIC in and for the State of Washington
My Appointment Expires:

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     I certify that I know or have satisfactory evidence that ______________________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the ____________________ of BLUE NILE, INC., to be the free and voluntary act and deed of such corporation, for the uses and purposes mentioned in the instrument.
     WITNESS my hand and official seal hereto affixed this ____ day of ________________________, 2010.

(Signature of Notary)

(Print or stamp name of Notary)
NOTARY PUBLIC in and for the State of Washington
My Appointment Expires:

EXHIBIT E
Rules and Regulations
[To be attached hereto no later than January 31, 2011.]